Exhibit 99.2

March 29, 2014

JA Energy

7495 W. Azure Dr. Ste. 110

Las Vegas, NV 89130

Attn: JA Energy Board of Directors -James Lusk

-Jennifer Roberts

-Gene Shane

It is with regret that I tender my resignation from JA Energy, Inc. This is effective immediately.

My final act as a member of the Board is to move that any sale of the assets, agreements to royalties, et cetera, be put to a vote of the shareholders.

Signed,

/s/ Paul F. Jarrett II

Paul F. Jarrett II